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                                                                  EXECUTION COPY

                                 FIRST AMENDMENT
                                 ---------------

      FIRST AMENDMENT, dated as of September 30,1998 (this "AMENDMENT"), to the Credit Agreement, dated as of May 28. 1998 (the "Credit Agreement"), among PANAVISION INC., a Delaware corporation (the "Borrower") the several banks and other financial institutions or entities from time to time parties thereto (the "LENDERS"), CHASE SECURITIES INC., as advisor and arranger, CREDIT SUISSE FIRST BOSTON, as documentation agent, and THE CHASE MANHATTAN BANK, as administrative agent (in such capacity, the "Administrative Agent").


                                  W I T N E S S
     WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrower; and

     WHEREAS, the Borrower has requested, and, upon this Amendment becoming effective, the Lenders have agreed, that certain provisions of the Credit Agreement be amended in the manner provided for in this Amendment

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the premises, the parties hereto hereby agree as follows:

                               SECTION I. AMENDMENTS

     1. 1. Defined Terms. Unless otherwise defined herein, capitalized terms which are defined in the Credit Agreement are used herein as defined therein.

     1.2. Amendment to Section 1.1 - Section 1.1 of the Credit Agreement is hereby amended by deleting therefrom the definition of the following defined term in its entirety and inserting in lieu thereof the following new definition in proper alphabetical order:

          "'Applicable Margin': for each Type of Loan, the rate per annum set forth under the relevant column heading below:

                                Alternate Base        Eurodollar
                                  Rate Loans            Loans
                                --------------        ----------
 Revolving Credit Loans            1.25%                2.25%
 Tranche A Term Loans              1.25%                2.25%
 Tranche B Term Loans              1.50%                2.50%

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     provided that on and after the first Adjustment Date (as defined below)
     occurring after the Closing Date, the Applicable Margin with respect to Revolving Credit Loans, Tranche A Term Loans and Tranche B Term Loans will be determined as follows:

                                    Applicable Margin                        Applicable Margin
                                  for Eurodollar Loans                         for ABR Loans
                           ----------------------------------     -------------------------------------
                           Revolving    Tranche A   Tranche B     Revolving     Tranche A     Tranche B
       Consolidated         Credit        Term        Term         Credit         Term          Term
   Total Leverage Ratio      Loans        Loans       Loans         Loans         Loans         Loans
-------------------------------------------------------------------------------------------------------
   > 6.50 to 1.00            2.75%        2.75%       3.OO%         1.75%         1.75%          2.00%
   < 6 50 to 1.00
   but (greater
   than or equal to)
   6.00 to 1.00              2.50%        2.50%       2.75%         1.50%         1.50%          1.75%
   < 6.00 to 1.00            2.25%        2.25%       2.50%         1.25%         1.25%          1.50%
   but (greater than
   or equal to) 5.50
   to 1.00
   < 5-50 to 1.00            2.00%        2.00%       2.25%         1.00%         1.00%          1.25%
   but (greater than
   or equal to) 5.00
   to 1,00
   < 5.00 to 1.00            1.75%        1.75%       2.00%         0.75%         0.75%          1.00%
   but (greater than
   or equal to) 4.50
   to 1.00
   < 4.50 to 1.00            1.50%        1.50%       2.00%         0.50%         0.50%          1.00%
   but (greater than
   or equal to) 4.00
   to 1.00
   < 4.00 to 1.00            1.25%        1.25%       2 00%         0.25%         0.25%          1.00%


     Changes in the Applicable Margin with respect to Revolving Credit Loans, Tranche A Term Loans and Tranche B Term Loans resulting from changes in the Consolidated Total Leverage Ratio shall become effective on the date (the "Adjustment Date") on which financial statements are delivered to the Lenders pursuant to Section 6.1 (but in any event not later than the 50th day after the end of each of the first three quarterly periods of each fiscal year or the 105th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered the Consolidated Total Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 6.50 to 1.00. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Total Leverage Ratio shall for the purposes of this definition be deemed to be greater than 6.50 to 1.00. Each determination of the Consolidated Total Leverage Ratio pursuant to this definition shall be made with respect to the period of four consecutive fiscal quarters of the Borrower ending at the end of the period covered by the relevant financial statements."

     1.3. Amendment to Section 7. 1. The Credit Agreement is hereby amended by deleting Section 7. 1 (a) in its entirety and substituting in lieu thereof the following:


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                  "(a) Consolidated Total Leverage Ratio. Permit the
         Consolidated Total Leverage Ratio as at the last day of any fiscal quarter which day shall occur during the following periods to exceed the following respective ratios:


                                                         Consolidated Total
          PERIOD                                           Leverage Ratio
          ------                                         ------------------
          July 1, 1998 to September 30, 1998               7.50 to 1.00
          October 1, 1998 to December 31, 1998             7.35 to 1.00
          January 1,  1999 to March 31, 1999               7.25 to 1.00
          April 1, 1999 to September 30, 1999              6.75 to 1.00
          October 1, 1999 to September 30, 2000            6.50 to 1.00
          October 1, 2000 to June 30, 2001                 6.00 to 1.00
          July 1, 2001 to June 30, 2002                    5.50 to 1.00
          July 1, 2002 and thereafter                      5.00 to 1.00"


     1,4. Amendment to Section 7.7. Section 7.7 of the Credit Agreement is hereby amended by deleting from such section the following: "$50,000,000 per fiscal year for the 1998-2000 fiscal years" and substituting in lieu thereof the following: "$45,000,000 per fiscal year for the 1998-1999 fiscal years of the Borrower, $50,000,000 per fiscal year for the 2000 fiscal year OF THE BORROWER"


                            SECTION II. MISCELLANEOUS

     2.1. Conditions to Effectiveness Amendment. This Amendment shall become effective as of the date first set forth above upon satisfaction of the following conditions:

     (a) The Administrative Agent shall have received counterparts of this Amendment duly executed and delivered by the Borrower, the Administrative Agent and the Required Lenders; and

     (b) The Administrative Agent shall have received, for the account of each Lender executing this Amendment, an amendment fee equal to .125% of each such Lender's commitment.

     2.2. Representations and warranties The Borrower represents and warrants to each Lender that as of the effective date of this Amendment: (a) this Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally, by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and an implied covenant of good faith and fair dealing; (b) the representations and warranties made by the Loan Parties in the Loan Documents are true and correct in all material respects on and as of the date hereof (except to the extent that such representations and warranties are expressly stated to relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date); and (c) no Default or Event of Default shall have occurred and be continuing as of the date hereof

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     2.3. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

     2.4. Continuing Effect; No Other Amendments. Except to the extent the Credit Agreement is expressly amended hereby, all of the terms and provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect. This Amendment shall constitute a Loan Document.

     2.5. Payment of Expenses. The Borrower agrees to pay and reimburse the Administrative Agent for all of its out-of-pocket costs and reasonable expenses incurred to date in connection with this Amendment and the other Loan Documents, including, without limitation, the reasonable fees and disbursements of legal counsel to the Administrative Agent.

     2.6. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.


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     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duty executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

                                           PANAVISION INC.

                                           By: /s/ Joseph R. Page
                                              ----------------------------------
                                              Name: Joseph R. Page
                                              Title: Vice Chairman & Chief
                                                     Administrative Officer

                                           THE CHASE MANHATTAN BANK, as
                                            Administrative Agent and as a Lender

                                           By:
                                              ----------------------------------
                                              Name:
                                              Title:

                                          CREDIT SUISSE FIRST BOSTON, as
                                           Documentation Agent and as a Lender

                                           BY:
                                              ----------------------------------
                                              Name:
                                              Title:

                                           BY:
                                              ----------------------------------
                                              Name:
                                              Title: